Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Contact:          Maryellen Thielen

(847) 402-5600

Allstate Elects Siddharth N. (Bobby) Mehta to Board

NORTHBROOK, Ill., February 19, 2014 – The Allstate Corporation (NYSE: ALL) announced that Siddharth N. (Bobby) Mehta, 56, former chief executive officer of TransUnion LLC, has been elected to its board of directors, effective immediately.

“We’re thrilled Bobby is joining the board, and look forward to benefiting from his successful experience in the data/analytics and financial services industries,” said Thomas J. Wilson, chairman, president and chief executive officer. “Bobby will also expand our capabilities in overseeing a technology-driven, customer-focused strategy.”

“Joining Allstate’s board provides an opportunity to work with a highly productive team that focuses on creating shareholder value,” said Mehta. “Allstate’s differentiated customer-focused strategy will drive growth and the focus on operating performance will ensure its benefits are realized by shareholders.”

Mehta was president and chief executive officer of TransUnion LLC, a leading global provider of information and risk management solutions to businesses and consumers, from 2007 through 2012. From 1998 to 2007, Mehta held a variety of positions with HSBC Finance Corporation and HSBC North America Holdings, Inc., including as chairman and CEO of HSBC Finance Corporation and HSBC North American Holdings, Inc. Mehta holds a bachelor’s degree in economics from the London School of Economics and an MBA from the University of Chicago. He currently serves on the boards of Piramal Enterprises Ltd., TransUnion LLC, Datacard, Chicago Public Education Fund, The Field Museum and Myelin Repair Foundation.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, serving approximately 16 million households through its Allstate, Encompass, Esurance and Answer Financial brand names and Allstate Financial business segment. Allstate branded insurance products (auto, home, life and retirement) and services are offered through Allstate agencies, independent agencies, and Allstate exclusive financial representatives, as well as via www.allstate.com, www.allstate.com/financial and 1-800 Allstate®, and are widely known through the slogan “You’re In Good Hands With Allstate®.” In 2013, $29 million was given by The Allstate Foundation, Allstate, its employees and agency owners to support local communities. Allstate employees and agency owners donated 200,000 hours of service across the country.

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